Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 4, 2014 with respect to the combined financial statements of Ashford Advisor (except for Note 1 to the combined financial statements as to which the date is July 1, 2014) in Amendment No. 4 to the Registration Statement (Form S-4) and related Prospectus of Ashford Inc. dated October 2, 2014.

We also consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 15, 2014 with respect to the balance sheet of Ashford Inc., in Amendment No. 4 to the Registration Statement (Form S-4) and related Prospectus of Ashford Inc. dated October 2, 2014.

/s/ Ernst & Young LLP

Dallas, Texas
October 2, 2014